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                                                                     EXHIBIT 11


                           BESTFOODS AND SUBSIDIARIES
                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                     (In millions, except per share amounts)

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

                                                     Three Months Ended           Six Months Ended
                                                          June 30,                    June 30,
                                                          --------                    --------
                                 BASIC               2000          1999          2000          1999
                                                     ----          ----          ----          ----
Net income                                         $   163       $   176       $   323       $   320
    Preferred stock dividends, net of taxes             (2)           (2)           (5)           (5)
                                                   -------       -------       -------       -------
Net income available to common stockholders        $   161       $   174       $   318       $   315
                                                   =======       =======       =======       =======
Weighted average shares outstanding                  274.5         279.0         275.4         279.9
                                                   =======       =======       =======       =======
BASIC EARNINGS PER SHARE:
Net income                                         $  0.59       $  0.62       $  1.16       $  1.13
                                                   =======       =======       =======       =======
                                DILUTED
Net income                                         $   163       $   176       $   323       $   320
Adjustments to net income:
      Assumed additional cost if ESOP shares
      are fully converted net of tax benefits           --            --            (1)           (1)
                                                   -------       -------       -------       -------
Diluted net income                                 $   163       $   176       $   322       $   319
                                                   =======       =======       =======       =======
Weighted average shares outstanding                  274.5         279.0         275.4         279.9
Add incremental shares representing:
         Exercise of stock options                     3.0           2.0           1.9           1.9
         Performance plan shares                        .2            .1            .2            .1
          Conversion of ESOP shares                    7.4           6.9           7.4           7.0
                                                   -------       -------       -------       -------
Weighted average number of shares as adjusted        285.1         288.0         284.9         288.9
                                                   =======       =======       =======       =======
DILUTED EARNINGS PER SHARE:

Net income                                         $  0.57       $  0.61       $  1.13       $  1.10
                                                   =======       =======       =======       =======
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